Exhibit 7.10

As of December 17, 2007

GS Direct LLC
Macquarie Infrastructure Partners International, L.P.
Macquarie Infrastructure Partners Canada, L.P.
Macquarie Infrastructure Partners A, L.P.
125 West 55th Street, 22nd Floor
New York, NY 10019
Highly Confidential

Attn:       Chris Leslie
Gerald Cardinale

Re:  Commitment Letter dated as of October 22, 2007 (together with the Term Sheet attached thereto, the “Commitment Letter”) addressed to GS Direct LLC, Macquarie Infrastructure Partners International, L.P., Macquarie Infrastructure Partners Canada, L.P. and Macquarie Infrastructure Partners A, L.P. in connection with $455 Million of Senior Secured Credit Facilities relating to Project Marlin.

Ladies and Gentlemen:

Reference is made to the Commitment Letter.  Capitalized terms used in this letter and not otherwise defined herein are used with the meanings ascribed to them in the Commitment Letter.  The Commitment Parties, MIP and Direct LLC hereby agree as follows:

1.  The sentence of the Commitment Letter containing the definition of “Termination Date” is hereby amended in full to read as follows:

“Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest to occur (the “Termination Date”) of (a) the date that is the termination date of the Merger Agreement (as extended by agreement of the parties thereto), (b) your abandonment of the Merger or the closing of the Merger, (c) the Closing Date, (d) the “End Date” as defined in the Merger Agreement draft dated the date hereof and (e) June 30, 2008.”

2.  Clause xiii of Paragraph 29 of the Term Sheet is hereby amended in full to read as follows:

“xiii.  certified copies of the Merger Agreement and material documents relating thereto and no amendments or waivers thereof with respect to matters of material interest to the Lenders not consented to by the Administrative Agent (such consent not to be unreasonably withheld) (the granting of consent by Holdco pursuant to Section 5.1(a)(x) or 5.1(b) or similar provisions of the Merger Agreement or otherwise to actions otherwise prohibited by Article V of the Merger Agreement shall be deemed a waiver thereof for purposes of this clause xiii).”

3.  Paragraph 42 of the Term Sheet is hereby amended in full to read as follows:

“35% of the Applicable Margin (that would apply to Libor advances) payable on the Senior Facilities.  Payable on the undrawn portion of the Senior Facilities outstanding on any Interest Payment Date.  The Commitment Fee will accrue in arrears from the Financial Closing Date.”

4.  For all purposes of the Commitment Letter and the Fee Letter, the term “Merger Agreement” shall mean and refer to the Agreement and Plan of Merger dated the date hereof among Marlin HoldCo LLC, a Delaware limited liability company, Marlin MergeCo Inc., a North Carolina corporation and Waste Industries USA, Inc., a North Carolina corporation.

On and after the effectiveness of this letter, each reference in the Commitment Letter to “this Commitment Letter”, “this letter’, “hereunder”, “hereof” or words of like import referring to the Commitment Letter, and each reference in the Fee Letter or elsewhere to “the Commitment Letter”, “thereunder”, “thereof” or words of like import referring to the Commitment Letter, shall mean and be a reference to the Commitment Letter, as amended by this letter.

The Commitment Letter, as specifically amended by this letter, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.  The execution, delivery and effectiveness of this letter shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any of the Commitment Parties under the Commitment Letter or the Fee Letter.

This letter is subject to the confidentiality provisions contained in section 5 of the Commitment Letter.

This letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this letter by facsimile or other electronic transmission (i.e. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof.

THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                        Very truly yours,

Wachovia Bank N.A., London Branch

By:	/s/ Thomas K. Barke
Name: Thomas K. Barke
Title: Managing Director

HSBC Securities (USA) Inc.

By:	/s/ Duncan Cairo
Name: Duncan Cairo
Title: Managing Director

HSBC Bank USA, National Association

By:	/s/ Michael Whalen
Name: Michael Whalen
Title: Managing Director

Accepted and Agreed
as of the date first above written:

GS Direct LLC
By: /s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Managing Director
Macquarie Infrastructure Partners A L.P. by its General Partner, Macquarie Infrastructure Partners U.S. GP LLC, by its Manager and Attorney-in-Fact, Macquarie Infrastructure Partners Inc.

By: /s/ Mark Wong
Name: Mark Wong
Title: Treasurer

By: /s/ Chris Leslie
Name: Chris Leslie
Title: President

Macquarie Infrastructure Partners International L.P. by its General Partner, Macquarie Infrastructure Partners U.S. GP LLC, by its Manager and Attorney- in-Fact, Macquarie Infrastructure Partners Inc.

By: /s/ Mark Wong
Name: Mark Wong
Title: Treasurer

By: /s/ Chris Leslie
Name: Chris Leslie
Title President

Macquarie Infrastructure Partners Canada, L.P. by its General Partner, Macquarie Infrastructure Partners Canada GP LTD., by its Manager and Attorney-in-Fact, Macquarie Infrastructure Partners Inc.

By: /s/ Mark Wong
Name: Mark Wong
Title: Treasurer

By: /s/ Chris Leslie
Name: Chris Leslie
Title: President